Exhibit 99.1

                BEACON FEDERAL BANCORP, INC.

             PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces 2nd Quarter 2011 Earnings

East Syracuse, New York, July 25, 2011 – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED), the holding company for Beacon Federal (the “Bank”), announced today net income for the quarter ended June 30, 2011 increased 17.0% to $1.7 million, or $0.28 per diluted share, from $1.5 million, or $0.24 per diluted share for the quarter ended June 30, 2010.

For the six months ended June 30, 2011, net income increased 17.2% to $3.3 million, or $0.52 per diluted share, from $2.8 million, or $0.45 per diluted share, for the same period in the prior year.

Ross J. Prossner, President and CEO of the Company said, “We are pleased to report positive earnings growth quarter over quarter as a direct result of our team’s diligent efforts in lowering the cost of funds and improving the Bank’s net interest margin while maintaining strong asset quality.  We also continued to build value for our shareholders by repurchasing below book value 55,154 shares of our common stock during the quarter.”

Prossner added, “We are proud of our accomplishments and have recently been ranked by SNL Financial at 27th on their list of 100 largest public thrifts for financial performance for the twelve-month period ended March 31, 2011 and we have again earned the five-star rating from Bauer Financial.  In addition, BFED was recently added to the Russell 3,000 Microcap Index.”

The financial highlights for the quarter ended June 30, 2011 were as follows:

♦	Net interest margin increased to 3.19%, compared to 2.99% for the quarter ended June 30, 2010.

♦	Cost of funds decreased 39 basis points to 2.13%, compared to 2.52% for the same period a year ago.

♦	Loans grew $3.2 million during the quarter and $11.9 million for the first six months of 2011.

♦	Provision for loan losses decreased 13.4% to $1.3 million for the quarter compared to $1.5 million for the same period in the prior year.

♦	Book value per share grew by 9.4% to $17.84 at June 30, 2011, compared to $16.31 at June 30, 2010.

♦	55,154 shares of common stock were repurchased at an average cost of $14.00 per share under the Company’s previously announced fourth stock repurchase program.

♦	On June 24, 2011, a quarterly cash dividend was paid of $0.05 per common share.

Financial Results

Net interest income totaled $8.0 million for the quarter ended June 30, 2011, compared to $7.7 million for the second quarter of 2010.  Net interest margin increased 20 basis points in the second quarter compared to the same quarter in the prior year driven by a decrease in the cost of funds and an increase in the average balance of noninterest-bearing deposits, partially offset by a decrease in the average balance of interest-earning assets and a decrease in the yield on interest-earning assets.

The cost of funds decreased by 39 basis points compared to the prior year second quarter as a result of the average interest rate paid on deposits decreasing 46 basis points to 1.31% and average noninterest-bearing deposits increasing $7.7 million to $46.1 million (6.7% of average total deposits), as compared to $38.3 million (5.6% of total deposits) for the quarter ended June 30, 2010.

The yield on interest-earning assets for the quarter declined by 19 basis points to 5.04%, while the average balance of interest-earning assets decreased by 2.5%.  As high-yielding assets mature, they are being replaced with current market rate assets which are at persistently lower yields leading to pressure on the Company’s net interest margin.

Noninterest income increased by $231,000, or 18.0%, to $1.5 million for the quarter ended June 30, 2011 from $1.3 million for the quarter ended June 30, 2010.  Noninterest income increased primarily due to a $229,000 increase in service charge income.

The 28.4% increase in service charge income related primarily to an increase in debit card fees.  The Bank is actively promoting debit card usage and core deposits that require debit card transactions in order to obtain an attractive rate of interest for depositors. The resulting increased debit card usage is leading to the increase in the debit card fee income.  Our management team is closely monitoring a final rule by the Board of Governors of the Federal Reserve System which in part implements the debit card interchange and processing provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  While the permissible cap on interchange fees applies only directly to financial debit card issuers with assets greater than $10 billion in assets, it will remain to be seen what impact the new rule may have on the Bank as the processing networks have acknowledged that over time, market pressures may alter the fees paid to exempt banks.

Other-than-temporary impairment credit charges for the quarter resulted from one trust preferred security and two private label collateralized mortgage obligations (“CMOs”).  The extent of impairment recognized was based on the current and projected performance of the issuing banks and their ability to repay their obligation as it relates to the trust preferred security, and the current and projected delinquencies along with reduced credit support in the underlying mortgages for the CMOs.  The other-than-temporary credit impairment for the quarter of $105,000 was less than 1% of the fair value of our securities portfolio at June 30, 2011.

Noninterest expense increased $435,000 or 8.5%, to $5.6 million for the quarter ended June 30, 2011 from $5.1 million for the quarter ended June 30, 2010.  The increase was due primarily to increases in salaries and employee benefits along with occupancy and equipment expenses.

Financial Position

Total assets increased $8.8 million, or 1.0%, from December 31, 2010 to $1.04 billion at June 30, 2011.  The increase was primarily the result of an $8.3 million increase in net loans, including loans held for sale.

Commercial loans and mortgages increased $9.6 million in the second quarter, totaling $313.5 million at June 30, 2011.  Originations of commercial loans and mortgages totaled $23.6 million in the second quarter, compared to $26.9 million in the first quarter of 2011 and $25.9 million in the year-ago quarter.

Residential real estate loans decreased $6.6 million in the second quarter to $329.0 million at June 30, 2011.  Originations of residential real estate loans totaled $16.4 million in the second quarter, compared to $17.4 million in the first quarter of 2011 and $18.9 million in the year-ago quarter.  The Bank retained additional residential loan originations compared to the first quarter primarily as a result of originations of 20-year bi-weekly mortgages which are not available for purchase by the government-sponsored entities with which the Company transacts in the secondary market.

Consumer loans increased $261,000 in the second quarter to $172.6 million at June 30, 2011.  Originations of consumer loans totaled $20.6 million in the second quarter, compared to $20.3 million in the first quarter of 2011 and $20.7 million in the year-ago quarter.

Deposits decreased $6.0 million, or 1.0%, in the second quarter to $675.1 million at June 30, 2011.  The Company continues to pursue the lower-cost non-maturity deposits, increasing those funds $336.6 million, or 12.3%, since June 30, 2010.

Stockholders’ equity increased $3.7 million to $113.4 million at June 30, 2011 from $109.7 million at December 31, 2010.  The increase was primarily the result of $3.3 million of net income for the six months ended June 30, 2011.

The Bank’s Tier 1 leverage ratio was 9.87% and its total risk-based capital ratio was 13.76% at June 30, 2011, both of which exceeded the regulatory thresholds required to be classified as a well-capitalized bank, which are 5.0% and 10.0%, respectively.

Asset Quality and Provision for Loan Losses

Total nonperforming assets were $16.0 million, or 1.53% of total assets at June 30, 2011, compared to $16.6 million or 1.61% of total assets at March 31, 2011 and $16.1 million or 1.50% of total assets at June 30, 2010.  Nonperforming assets as both a percentage of total assets and as a percentage of loans remains well below our peers and within our historical levels.

Net charge-offs for the second quarter of 2011 were $672,000, or an annualized 0.33% of average loans, compared to $323,000, or an annualized 0.16% of average loans, for the first quarter 2011 and $580,000, or an annualized 0.28% of average loans, for the second quarter of 2010.  Two charge-offs during the quarter totaling $433,000 had been fully reserved for in prior periods.

The current quarter’s provision for loan losses was $1.3 million, an increase of $320,000 compared to the first quarter of 2011 and a decrease of $201,000 compared to the second quarter of 2010.  The allowance for loan losses was $16.5 million at June 30, 2011, compared to $15.9 million at March 31, 2011 and $18.1 million at June 30, 2010.  The ratio of the allowance for loan losses to total loans was 2.03% at June 30, 2011, compared with 1.96% at March 31, 2011 and 2.18% at June 30, 2010.  The ratio of the allowance for loan losses to nonperforming loans was 103.98% at June 30, 2011, compared with 96.07% at March 31, 2011 and 117.88% at June 30, 2010.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

(Information regarding Beacon Federal’s peers was drawn from SNL reports as of the most recent quarter and most recent year for banks and thrifts having assets between $1 billion and $5 billion.)

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  The following factors, among others, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  The making of such forward-looking statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Senior Vice President and Chief Financial Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(305) 433-0111 x 1582

BEACON FEDERAL BANCORP, INC.
Financial Highlights
	At	At
	June 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,041,255	$1,032,478
Cash and cash equivalents	10,098	12,439
Securities available for sale	168,815	162,405
Securities held to maturity	8,431	10,321
Loans, net	803,121	792,553
Federal Home Loan Bank of New York stock	10,433	9,954
Deposits	675,094	677,384
FHLB advances	170,927	163,427
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	113,448	109,710

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$12,690	$13,504	$25,208	$27,255
Interest expense	4,661	5,771	9,397	11,789
Net interest income	8,029	7,733	15,811	15,466
Provision for loan losses	1,299	1,500	2,278	3,280
Net interest income after
provision for loan losses	6,730	6,233	13,533	12,186
Noninterest income	1,515	1,284	3,017	2,401
Noninterest expense	5,562	5,127	11,404	10,140
Income before income taxes	2,683	2,390	5,146	4,447
Income tax expense	947	906	1,891	1,669
Net income	$1,736	$1,484	$3,255	$2,778
Basic earnings per share	$0.29	$0.24	$0.53	$0.45
Diluted earnings per share	$0.28	$0.24	$0.52	$0.45

Asset Quality Ratios:
Nonperforming loans to total loans	1.95%	1.85%	1.95%	1.85%
Nonperforming assets to total assets	1.53%	1.50%	1.53%	1.50%
Annualized net charge-offs to average loans
outstanding	0.33%	0.28%	0.25%	0.20%
Allowance for loan losses to non-
performing loans at end of period	103.98%	117.88%	103.98%	117.88%
Allowance for loan losses to total loans
at end of period	2.03%	2.18%	2.03%	2.18%

Analysis of Net Interest Margin (Unaudited):

	For the Three Months Ended June 30,
	2011			2010
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$819,550	$10,912	5.34%	$829,723	$11,451	5.54%
Securities	176,519	1,664	3.78	183,225	1,928	4.22
FHLB stock	9,989	111	4.46	11,367	120	4.23
Interest-earning deposits	4,027	3	0.30	12,168	5	0.16
Total interest-earning assets	1,010,085	12,690	5.04	1,036,483	13,504	5.23
Noninterest-earning assets	30,986			29,626
Total assets	$1,041,071			$1,066,109

Interest-bearing liabilities:
Savings	$116,697	$149	0.51	$70,716	$74	0.42
Money market accounts	146,993	289	0.79	177,770	546	1.23
Checking accounts	61,637	138	0.90	47,506	77	0.65
Time accounts	315,269	1,511	1.92	356,176	2,180	2.45
Total deposits	640,596	2,087	1.31	652,168	2,877	1.77
FHLB advances	160,115	1,703	4.27	189,148	2,023	4.29
Reverse repurchase agreements	70,001	675	3.87	70,003	675	3.87
Lease obligation	7,740	196	10.16	7,737	196	10.16
Total interest-bearing liabilities	878,452	4,661	2.13	919,056	5,771	2.52

Noninterest-bearing deposits	46,066			38,331
Other noninterest-bearing liabilities	3,568			3,054
Total liabilities	928,086			960,441
Stockholders' equity	112,985			105,668
Total liabilities and equity	$1,041,071			$1,066,109

Net interest income		$8,029			$7,733

Net interest rate spread (3)			2.91%			2.71%

Net interest-earning assets (4)	$131,633			$117,427

Net interest margin (5)			3.19%			2.99%

Average of interest-earning assets to
interest-bearing liabilities			114.98%			112.78%

(1)	Yields and rates for the three months ended June 30, 2011 and 2010 are annualized.
(2)	Includes loans held for sale and nonaccrual loans.
(3)
Net interest rate spread represents the difference between the yield on total average interest-bearing assets and the cost of total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended June 30, 2011 and 2010.

(4)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)	Net interest margin represents annualized net interest income divided by average total interest-earning assets.

Analysis of Net Interest Margin (Unaudited):

	For the Six Months Ended June 30,
	2011			2010
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$817,110	$21,799	5.38%	$832,822	$23,063	5.58%
Securities	174,640	3,142	3.63	182,089	3,895	4.31
FHLB stock	10,120	261	5.20	11,461	287	5.05
Interest-earning deposits	2,135	6	0.57	10,305	10	0.20
Total interest-earning assets	1,004,005	25,208	5.06	1,036,677	27,255	5.30
Noninterest-earning assets	32,482			30,650
Total assets	$1,036,487			$1,067,327

Interest-bearing liabilities:
Savings	$113,373	$284	0.51	$65,464	$120	0.37
Money market accounts	145,102	550	0.76	172,153	1,104	1.29
Checking accounts	61,285	270	0.89	48,193	150	0.63
Time accounts	318,237	3,145	1.99	370,500	4,681	2.55
Total deposits	637,997	4,249	1.34	656,310	6,055	1.86
FHLB advances	161,968	3,413	4.25	189,803	3,999	4.25
Reverse repurchase agreements	70,001	1,343	3.87	70,001	1,343	3.87
Lease obligation	7,740	392	10.21	7,737	392	10.22
Total interest-bearing liabilities	877,706	9,397	2.16	923,851	11,789	2.57

Noninterest-bearing deposits	43,689			35,882
Other noninterest-bearing liabilities	3,684			3,135
Total liabilities	925,079			962,868
Stockholders' equity	111,408			104,459
Total liabilities and equity	$1,036,487			$1,067,327

Net interest income		$15,811			$15,466

Net interest rate spread (3)			2.90%			2.73%

Net interest-earning assets (4)	$126,299			$112,826

Net interest margin (5)			3.18%			3.01%

Average of interest-earning assets to
interest-bearing liabilities			114.39%			112.21%

(1)			Yields and rates for the six months ended June 30, 2011 and 2010 are annualized.
(2)	Includes loans held for sale and nonaccrual loans.
(3)
Net interest rate spread represents the difference between the yield on total average interest-bearing assets and the cost of total average interest-earning assets and the cost of total average interest-bearing liabilities for the six months ended June 30, 2011 and 2010.

(4)			Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)			Net interest margin represents annualized net interest income divided by average total interest-earning assets.